FINDER’S AGREEMENT

     THIS AGREEMENT made to become effective on May 1, 2005 between (a) Cartoon Acquisition, Inc., a United States corporation organized under the laws of the State of Delaware (hereinafter referred to as “Client”) and (b) Roy C. Hopkins, an individual principally residing in the State of New York (hereinafter referred to as “Finder”), with reference to the following facts:

     In consideration of the mutual promises of each of the Client and Finder (when referred to hereafter collectively, the "Parties") agree as follows:

1.	EFFORTS TO FIND QUALIFIED REAL PROPERTY, ASSET, AND BUSINESS COMBINATION TRANSACTIONS

     During the period from the date first set forth above until December 31, 2005 (the “Term”), Finder shall use its best efforts, subject to the provisions of Section 2, to locate qualified business entities, or equity security interests in qualified business entities, real property, or income-producing assets for acquisition by Client (whether by purchase of stock, purchase of assets, by merger, by reorganization, or otherwise) (the "Target Assets"), upon terms and conditions commercially reasonable and satisfactory to Client.

2. PRELIMINARY PROCEDURE

     Finder shall, in each case, deliver a written notice to Client setting forth the name of each prospective seller that Finder will approach on Client's behalf, to include the name of the representative of such party and details of the proposed acquisition (to the extent that Finder was informed on such matters). Client shall notify Finder in writing within two (2) days after receipt of any such notice from Finder in the event that Client elects to not permit Finder to approach such prospective seller or sellers. If Finder fails to receive such notice within the time so specified, Finder may approach such prospective seller or sellers.

3. RESERVATION OF RIGHTS

     Client reserves the right, in Client’s sole discretion, to determine if the terms and conditions of any proposed purchase are acceptable to Client; Client reserves the exclusive right to accept or reject, for any reason, any proposed transaction negotiated or introduced to Client through Finder, arising from any outside broker acting through Finder, or otherwise.

4. QUALIFICATION OF PROSPECTIVE SELLER

     A seller shall not be deemed a party introduced to Client by Finder, or Finder's independent brokers or agents, under this Agreement, unless:

     (a) a written notice to Client setting forth the name of such prospective seller and preliminary terms of the proposed transaction shall have been delivered by Finder and received by Client during the Term prior to Client’s having learned of such name and proposed transaction from any other source; and

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     (b) such prospective seller shall during the Term acknowledge to Client, formally or informally, that Finder proposed such party as a prospective seller of its business, assets, properties, or equity securities.

5. FINDER’S COMMISSION

     If Client purchases or otherwise acquires the Target Asset, or any interest therein, and if such acquisition or business combination is consummated, then, and only in such case, Finder shall be entitled to a commission, payable pursuant to the terms set forth in Section 6, as follows:

     (a) 2.5% (two and one-half of one percent) of all or part of the first $250,000.00 of Aggregate Consideration, as defined below, paid or offered to the seller as consideration by Client, in cash or in shares of the Client's securities, and received and accepted by the seller.

     (b) 2% (two percent) of all or part of the next $500,000.00 of Aggregate Consideration, as defined below, paid or offered to the seller as consideration by Client, in cash or in shares of the Client's securities, and received and accepted by the seller.

     (c) 1.5% (one and one-half of one percent) of all or part of the next $250,000.00 of Aggregate Consideration, as defined below, paid or offered to the seller as consideration by Client, in cash or in shares of the Client's securities, and received and accepted by the seller.

     (d) 1% (one percent) of all or part of the remainder, or remaining balance, of Aggregate Consideration, as defined below, paid or offered to the seller as consideration by Client, in cash or in shares of the Client's securities, and received and accepted by the seller.

6. AGGREGATE CONSIDERATION

     Aggregate consideration shall be the total of the cash consideration paid by the Client plus the Market Value (as defined below) of any of seller's securities received by Client in the transaction, including any contingent payments of cash or securities, less any cash or the Market Value of any securities subsequently returned to the seller pursuant to any provisions of the contract between Client and such seller (the "Closing Agreement"), regardless of the cause of such return and whether such return be an adjustment or as the result of the occurrence of any default, whether or not from any misrepresentation by Client.

     Finder’s commission shall be payable in cash at the closing on a first-funds-out basis, or at Finder’s option, Client may pay Finder’s commission partly in securities, provided that any such securities are marketable and not bearing any restrictive or limiting restriction thereon the face of any such security or securities.

     If the Closing Agreement provides that all or any part of the Aggregate Consideration is to be paid into an escrow account at closing of the transaction (the Escrowed Portion), then the portion of Finder’s commission proportional to the Escrowed Portion shall not be due until the Escrowed Portion is disbursed by the escrow agent, escrow officer, trust agent, trust administrator, or

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trustee. If the Escrowed Portion is disbursed in installments, thin Finder’s commission will be payable in installments proportional to each disbursement of Aggregate Consideration to seller and will be paid on the same date that any such disbursement is paid to seller.

     In the event any portion of Aggregate Consideration is required to be returned to the Client for any reason, Finder shall promptly return that proportionate amount of its commission to Client, in proportion to the amount of any such portion of the Aggregate Consideration returned to Client.

7. MARKET VALUE

     The Market Value of any securities included in the Aggregate Consideration or exchanged between the Client and the seller in connection with any provisions of the Closing Agreement or the transaction resulting from Finder's introduction to Client of any prospective or actual seller or sellers hereunder, shall be determined as follows:

     (a) if the securities are traded on a national exchange, by the last sales price of such securities on the business day immediately before the date payment is received from the Client or returned to the Client, as the case may be (or if there was no activity reported on such business day), and

     (b) if such securities are quoted electronically over-the-counter by the National Association of Securities Dealers Automated Quotation System (NASDAQ), the mean of the closing bid prices of such securities on such business day, as quoted by NASDAQ shall be used to determine the fair market value thereof; provided, however, that if the Closing Agreement provides for a method of valuing any securities included in Aggregate Consideration, and a higher price per share basis of valuation shall be used in computing the Aggregate Consideration and the number of shares to which Finder is entitled under this Agreement, then such Closing Agreement shall supersede any other determination.

8. PAYMENT OF COMMISSION

     Finders commission shall be deemed earned and due when consideration is paid to seller by Client under the Closing Agreement and, if contingent or deferred payments, whether in the form of promissory notes or other securities (unless the same are due to Finder partly in the form of such securities pursuant to the section titled "AGGREGATE CONSIDERATION"), are provided for in such Closing Agreement, such payments shall be made from time to time only upon the receipt of the respective portions of Aggregate Consideration by Client. If a proposed sale is not consummated prior to December 31, 2005, for any reason whatsoever, including without limitation the act, omission, negligence, or willful default of any party, then Finder shall only be entitled to a total commission of $5,000 (Five Thousand Dollars), which he may receive in cash or in shares of the Client's securities, and no further consideration or other compensation shall become due or payable to him hereunder this Agreement.

9. RESTRICTIONS ON SECURITIES

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     Finder hereby agrees that securities received by Finder as part of Finder’s commission hereunder shall be held by Finder subject to the same restrictions, if any, applicable to the securities received by Client in connection with the Closing Agreement and that securities delivered to Finder may bear appropriate legends reflection such restrictions.

10. CLIENT’S COMMISSIONS

     The Client, or any other party with respect to a purchase of the seller's business, assets, properties, equity securities, or other assets, shall not reduce any fee payable to Finder under this Agreement to the extent of any amount of such fee that is directly or indirectly payable or transferable to Finder.

11.  MISCELLANEOUS

     (a)  It is understood that Finder is an independent contractor and shall not be considered Client's agent or employee for any purpose whatsoever; Finder is not granted any right or authority to assume or create any obligation or liability, express or implied, on Client's behalf, or to contractually bind Client in any matter whatsoever.

     (b) This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement shall be governed by the laws of the State of New York for contracts made and performed in that state, and can only be modified in writing with the written consent of all of the Parties to this Agreement.

     (c) This Agreement shall terminate on December 31, 2005, unless expressly extended in writing and signed by all of the Parties. Client shall, nevertheless, recognize Finder as the introductor pursuant to this Agreement with respect to any purchase or other acquisition of any business, properties, assets, equity securities, or other assets by Client and subsequently entered into with any prospective seller proposed by Finder, or by an outside broker acting through Finder, if (i) such prospective seller was proposed by Finder during the Term and (ii) such sale takes place within two years following the date first set forth above or the date of the introduction, whichever is more recent.

     (d) If the proposed transaction is in the form of a sale or exchange of stock by shareholders of seller rather that the sale of assets or properties, then, Client shall use its best efforts to cause its shareholders to agree to pay Finder’s fees to Finder on a pro rata basis, which fees shall, on an aggregate basis, be the same as those Finder would have received hereunder from Client if the form of the transaction was the sale of a business, properties, or assets.

     (e) Nothing contained herein shall deem the Parties to solicit any offer for the sale or purchase of securities; nothing herein constitutes any of the Parties herein named to enter into a transaction among each of them or any other person or entity for the purpose of selling, purchasing, trading, or otherwise exchanging any security, within the scope of the rules and regulations of the Securities and Exchange Commission or of any state's securities laws, rules, or regulations.

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     (f) Nothing contained herein, and no transaction that may be the subject of this Agreement, will presume the Finder must be required to be licensed as a real estate agent or salesman nor as an individual required to hold a license to sell securities.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as to the date first set forth above.

ROY C. HOPKINS
("Finder")

/s/ Roy C. Hopkins
By: Roy C. Hopkins

AGREED TO AND ACCEPTED BY:

CARTOON ACQUISITION, INC. ("Client") /s/ Randolph S. Hudson By: Randolph S. Hudson Its: President

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